Exhibit 99.1

GNC Holdings, Inc. Reports First Quarter 2012 Results, Exceeds Outlook

Increases Outlook for Full Year 2012

First Quarter Revenue Increases 23.4% to $624.3 million

First Quarter Domestic Company-Owned Same Store Sales Increases 15.8%

(27th Consecutive Quarterly Same Store Sales Increase)

First Quarter Adjusted Earnings per share of $0.60, an 81.8% increase

PITTSBURGH, April 25, 2012 /PRNewswire/ – GNC Holdings, Inc. (NYSE: “GNC”) (the “Company”), a leading global specialty retailer of health and wellness products, today reported its financial results for the quarter ended March 31, 2012.

In addition to presenting the Company’s financial results in conformity with U.S. generally accepted accounting principles (“GAAP”), the Company is also presenting results on an “adjusted” basis to exclude the impact of certain expenses related to an offering of 19.55 million shares of Class A common stock by certain of the Company’s stockholders (the “Offering”) in the first quarter of 2012 and the Company’s Initial Public Offering (the “IPO”) and debt refinancing (the “Refinancing”) in the first quarter of 2011.

First Quarter Performance

For the first quarter of 2012, the Company reported consolidated revenue of $624.3 million, an increase of 23.4% over consolidated revenue of $506.0 million for the first quarter of 2011.  Revenue increased in each of the Company’s segments: retail by 22.4%, franchise by 31.1%, and manufacturing/wholesale by 17.9%.  Same store sales increased 15.8% in domestic company-owned stores (including GNC.com sales), representing the Company’s 27th consecutive quarter of positive same store sales growth.  In domestic franchise locations, same store sales increased 18.4%.

Adjusted EBITDA, which the Company defines as net income before interest, income taxes, depreciation, amortization, sponsor obligation payments, and transaction related costs, for the first quarter of 2012 was $125.1 million, a $43.2 million, or 52.7%, increase over adjusted EBITDA of $81.9 million for the first quarter of 2011.  Adjusted EBITDA was 20.0% of revenue for the first quarter of 2012, compared to 16.2% for the first quarter of 2011.

For the first quarter of 2012, the Company reported net income of $63.9 million, compared to $9.9 million for the first quarter of 2011.  Net income for the first quarter of 2012 included $0.7 million of expenses associated with the Offering. Excluding these expenses, adjusted net income for the first quarter of 2012 was $64.5 million, a $29.6 million or 84.9% increase from adjusted net income of $34.9 million for the first quarter of 2011.  Diluted earnings per share, also adjusted for expenses associated with the Offering in 2012 and the IPO and Refinancing in 2011, were $0.60 for the first quarter of 2012, an 81.8% increase as compared to adjusted diluted earnings per share of $0.33 in 2011.

Brand Extension

In April, 2012, the Company announced a partnership with Academy Award-nominated actor/producer Mark Wahlberg to develop, market and sell MARKED, a new nutritional supplement line designed to meet the demanding lifestyles of active, results-driven fitness consumers who want to get the most out of their workout and improve overall health.  MARKED will launch in GNC stores and on GNC.com, and is expected to be widely available through other leading retailers. A portion of all sales are being donated to the Mark Wahlberg Youth Foundation, whose mission is to improve the quality of life for inner city youth.

Joe Fortunato, President & CEO, said, “The foundation for our success is centered around our continued evolution from a leading specialty retailer to a highly respected global brand.  We have distinctive product development and innovation capabilities that create key differentiation for GNC in the marketplace by providing exclusive products and an enhanced shopping experience for our unique customer base.  These strengths are reflected in our results, as we continue to accelerate growth across many channels.  Domestically, we achieved our fourth consecutive quarter of double-digit retail same store sales growth, fueled by proprietary new products, increased traffic, and an elite service model that promotes brand loyalty.  We are positioned for continued market share growth opportunities in each of our segments.”

First Quarter Segment Operating Performance

For the first quarter of 2012, retail segment revenue grew 22.4% to $469.8 million, compared to $383.7 million for the first quarter of 2011, driven primarily by a 15.8% domestic same store sales increase, including 34.1% growth in GNC.com revenue, the addition of LuckyVitamin.com (acquired August 31, 2011) and 139 net new stores from the end of the first quarter of 2011.   Operating income increased by 46.5%, from $63.6 million to $93.2 million, and was 19.8% of segment revenue for the first quarter 2012 compared to 16.6% for the first quarter of 2011.  The increase in operating income percentage was driven by expense leverage on the same store sales increase in occupancy, payroll, and marketing.

For the first quarter of 2012, franchise segment revenue grew 31.1% to $101.5 million, compared to $77.4 million for the first quarter of 2011, driven primarily by increased wholesale sales and royalty income in both domestic and international franchise operations.  Operating income increased 35.8%, from $25.4 million to $34.4 million, and was 33.9% of segment revenue for the first quarter of 2012 compared to 32.8% for the first quarter of 2011.  The increase in operating income percentage was driven by a higher gross product margin percentage on wholesale sales.

For the first quarter of 2012, manufacturing/wholesale segment revenue, excluding intersegment revenue, grew 17.9% to $53.0 million, compared to $44.9 million for the first quarter of 2011, driven primarily by a 12.7% increase in 3rd party manufacturing contract sales, and wholesale partnership sales.  Operating income increased 38.0% from $16.6 million to $22.8 million and was 43.1% of segment revenue for the first quarter of 2012 compared to 36.9% for the first quarter of 2011.  The increase in operating income percentage was driven by a higher gross product margin rate resulting from improved wholesale margins and an increase in proprietary product sales.

Total operating income for the first quarter of 2012 was $112.1 million, a $54.4 million, or 94.3%, increase over operating income of $57.7 million for the first quarter of 2011.  Operating income for the first quarter of 2012 included $0.7 million of expenses associated with the Offering, and for the first quarter of 2011 included $12.4 million of costs related to the IPO and the Refinancing and $0.4 million of sponsor obligation expenses.

In the first quarter of 2012, the Company opened 35 net new domestic company-owned stores, 34 net new international franchise locations, 21 net new franchise store-within-a-store Rite Aid locations, 4 net new domestic franchise locations, and closed 2 company owned stores in Canada.

Quarterly Dividend, Share Repurchase Program

The Company’s Board of Directors has authorized and declared a cash dividend of $0.11 per share of its common stock for the second quarter of 2012, payable on or about June 29, 2012 to stockholders of record at the close of business on June 15, 2012.  The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

In January, 2012 the Company repurchased 204,323 shares of common stock, completing the initial share repurchase program announced in December, 2011. In April 2012, the Company initiated and completed the repurchase of one million shares of common stock under a repurchase program announced in February, 2012.  Subsequently, the Company’s Board of Directors extended the repurchase program for up to an additional 500,000 shares over the forthcoming year, in a continuing effort to mitigate the dilutive effect of employee stock option exercises.

Current 2012 Outlook

The Company’s current outlook for 2012 is based on current expectations and includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Below is the Company’s current outlook for 2012, which is being revised since the Company provided its initial Outlook for 2012 on February 16, 2012:

•

Consolidated revenue of approximately $2.37 billion for the full year 2012, a 14.5% increase over 2011 consolidated revenue of $2.07 billion. This is based on achieving an increase of approximately 10% in domestic retail same store sales for the full year 2012 (or approximately 8% for the second through fourth quarter of 2012), including the impact of GNC.com. This compares to our previous outlook of an increase of approximately 10% in consolidated revenue, based on achieving a mid-single digit domestic retail same store sales increase for the full year 2012, excluding the impact of GNC.com.

•

Consolidated adjusted earnings per diluted share (“EPS”) of approximately $2.05 for the full year 2012, a 35% increase over 2011 Adjusted EPS of $1.52. This compares to our previous outlook of $1.82. Quarterly EPS comparisons are affected by an approximately $0.02 non-recurring income tax benefit in the third quarter of 2011.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

As of March 31, 2012, GNC has more than 7,700 locations, of which more than 5,900 retail locations are in the United States (including 928 franchise and 2,146 Rite Aid franchise store-within-a-store locations) and franchise operations in 56 countries (including distribution centers where retail sales are made).  The Company – which is dedicated to helping consumers Live Well – has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total Lean, Pro Performance® and Pro Performance® AMP, and under nationally recognized third party brands.

Conference Call

GNC has scheduled a conference call and webcast to report its first quarter 2012 financial results on Wednesday, April 25, 2012 at 9:00 am EDT.  To listen to this call, dial 1-877-232-1784 inside the U.S. and 706-679-4448 outside the U.S.  The conference identification number for all participants is 73749831.   A webcast of the call will also be available on www.gnc.com - via the Investor Relations section under “About GNC” - through May 25, 2012.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to our Annual Report on Form 10k for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Management has included non-GAAP financial measures in this press release because it believes they represent a more effective means by which to measure the Company’s operating performance. We use adjusted EBITDA to evaluate our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view adjusted EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. Management also believes that adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands)

	Three months ended
	March 31,
	2012	2011
	(unaudited)

Revenue	$624,272	$506,008
Cost of sales, including cost of warehousing, distribution and occupancy	383,563	322,161

Gross profit	240,709	183,847

Compensation and related benefits	80,044	71,273
Advertising and promotion	16,219	14,207
Other selling, general and administrative	31,784	28,483
Foreign currency loss	(93)	(167)
Transaction related costs (a)	686	12,362
Operating income	112,069	57,689

Interest expense, net	10,383	38,376

Income before income taxes	101,686	19,313

Income tax expense	37,829	9,390

Net income	$63,857	$9,923

Income per share - Basic and Diluted:

Net income	$63,857	$9,923
Preferred stock dividends	-	(4,232)
Net income available to common shareholders	$63,857	$5,691

Earnings per share:
Basic	$0.60	$0.07
Diluted	$0.59	$0.06

Weighted average common shares outstanding:
Basic	105,805	87,367
Diluted	107,746	90,088

(a)   Expenses related to the Refinancing, the IPO, and the Offering.

The following table provides a reconciliation of net income to adjusted EBITDA determined in accordance with GAAP for each period:

	Three months ended
	March 31,
	2012	2011
	(in thousands)
	(unaudited)
Net income	$63,857	$9,923
Interest expense, net	10,383	38,376
Income tax expense	37,829	9,390
Depreciation and amortization	12,335	11,485
Transaction related costs (a)	686	12,362
Q1 sponsor obligations (b)	-	375
Adjusted EBITDA	$125,090	$81,911

(a)   Expenses related to the Refinancing, the IPO, and the Offering.

(b)   These obligations ceased upon consummation of the IPO.

The following table provides a reconciliation of net income and EPS to adjusted net income and adjusted EPS for each period:

	Three months ended
	March 31,
	2012	2011
	(in thousands)
	(unaudited)
Net Income	$63,857	$9,923
Transaction related costs (a)	686	12,362
Debt extinguishment costs (b)	-	23,203
Q1 sponsor obligations (c)	-	375
Tax effect (d)	-	(10,963)
Adjusted net income	$64,543	$34,900

Adjusted earnings per share (e):
Basic	$0.61	$0.34
Diluted	$0.60	$0.33

Adjusted weighted average common shares outstanding (f):
Basic	105,805	103,726
Diluted	107,746	106,608

(a)   Expenses related to the Refinancing, the IPO, and the Offering.

(b)   Debt extinguishment costs that impacted interest expense included approximately $5.8 million in interest rate swap termination costs, $13.4 million of deferred financing fees related to former indebtedness, $1.6 million in original issue discount related to the Senior Toggle Notes, and $2.4 million to defease the former Senior Subordinated Notes and Senior Toggle Notes.

(c)   These obligations ceased upon consummation of the IPO.

(d)   Effect on income taxes for other adjustments to net income.

(e)   Net income available to common stockholders in the earnings per share calculation for the three months ended March 31, 2011 is adjusted for $4.2 million of preferred stock dividends.

(f)    Weighted average shares outstanding for 2011 is adjusted as if all shares issued in connection with the IPO were issued on January 1, 2011.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$201,574	$128,438
Receivables, net	122,617	114,190
Inventories	478,616	423,610
Prepaids and other current assets	40,423	38,777
Total current assets	843,230	705,015

Long-term assets:
Goodwill, brands and other intangibles, net	1,507,042	1,507,466
Property, plant and equipment, net	197,570	198,171
Other long-term assets	20,679	18,935
Total long-term assets	1,725,291	1,724,572

Total assets	$2,568,521	$2,429,587

Current liabilities:
Accounts payable	$161,859	$124,416
Current portion, long-term debt	1,592	1,592
Other current liabilities	122,912	104,525
Total current liabilities	286,363	230,533

Long-term liabilities:
Long-term debt	899,626	899,950
Other long-term liabilities	323,964	320,642
Total long-term liabilities	1,223,590	1,220,592

Total liabilities	1,509,953	1,451,125

Total stockholders’ equity	1,058,568	978,462

Total liabilities and stockholders’ equity	$2,568,521	$2,429,587

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three months ended
	March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$63,857	$9,923
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt	-	14,958
Depreciation and amortization expense	12,335	11,485
Amortization of debt costs	582	1,004
Increase in receivables	(10,530)	(2,070)
Increase in inventory	(55,884)	(40,799)
Increase in accounts payable	37,473	57,603
Other operating activities	22,883	12,505
Net cash provided by operating activities	70,716	64,609

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,220)	(7,768)
Other	(1,388)	(608)
Net cash used in investing activities	(10,608)	(8,376)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to shareholders	(11,497)	-
Repayment of long-term debt	(415)	(1,054,771)
Purchase of treasury stock	(5,885)	-
Proceeds from issuance of long-term debt	-	1,196,200
Proceeds and tax benefit from exercise of stock options	33,561	-
Other	(2,500)	(17,346)
Net cash provided by financing activities	13,264	124,083

Effect of exchange rate on cash and cash equivalents	(236)	(361)
Net increase in cash and cash equivalents	73,136	179,955
Beginning balance, cash and cash equivalents	128,438	193,902
Ending balance, cash and cash equivalents	$201,574	$373,857

Segment Financial Data and Store Counts (unaudited)

Retail Segment – Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended
	March 31,
$ in thousands	2012	2011
	(unaudited)
Revenue	$469,821	$383,703
Comp store sales - domestic, including e-commerce	15.8%	7.5%
Operating Income	$93,176	$63,597
% Revenue	19.8%	16.6%

Franchise Segment – Franchise-operated domestic and international locations

	Three months ended
	March 31,
$ in thousands	2012	2011
	(unaudited)
Domestic	$63,568	$49,021
International	37,916	28,363

Total revenue	$101,484	$77,384
Operating income	$34,428	$25,356
% Revenue	33.9%	32.8%

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended
	March 31,
$ in thousands	2012	2011
	(unaudited)
Revenue	$52,967	$44,921
Operating income	$22,837	$16,554
% Revenue	43.1%	36.9%

Consolidated unallocated costs (a)

	Three months ended
	March 31,
$ in thousands	2012	2011
	(unaudited)
Warehousing and distribution costs	$(15,795)	$(15,148)
Corporate costs	$(21,891)	$(20,308)
Transaction related costs	$(686)	$(12,362)

(a)   Part of consolidated operating income.

Consolidated Store Count Activity

	Three months ended March 31, 2012
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,046	924	1,590	2,125	7,685
Store openings (a)	46	19	45	21	131
Store closings	(13)	(15)	(11)	-	(39)
End of period balance	3,079	928	1,624	2,146	7,777

	Three months ended March 31, 2011
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,917	903	1,437	2,003	7,260
Store openings (a)	31	9	39	27	106
Store closings	(8)	(17)	(6)	(1)	(32)
End of period balance	2,940	895	1,470	2,029	7,334

(a) openings include new stores and corporate/franchise conversion activity
(b) including Canada

Contacts:

Investors:	Michael M. Nuzzo, Executive Vice President and CFO
(412) 288-2029, or

Dennis Magulick, Senior Director Treasury & Investor Relations
(412) 288-4632

SOURCE:	GNC Holdings, Inc.
Web site:	http://www.gnc.com/